EXHIBIT 14

BEVERLY HILLS BANCORP INC.

OFFICER AND DIRECTOR

CODE OF CONDUCT AND ETHICS

JANUARY 27, 2005

TABLE OF CONTENTS

Introduction			2

1.	Corporate Governance		2
	A.	Business Conduct	2
	B.	Conflict of Interest	3
	C.	Director Selection	4
	D.	Board Composition	4
	E.	Director Duties and Responsibilities	4
	F.	Guidelines for Determining Director Independence	6
	G.	Education	8

2.	Financial Reporting		9

3.	Compliance with Laws		10
	A.	Discrimination and Harassment “No Tolerance” Policy	10
	B.	Antitrust Laws	12
	C.	Political Contributions	12

4.	Confidentiality of Company Information		13

5.	Claims Against Directors and Officers or Against the Company		13

6.	Whistleblower Provisions		14
	A.	Reporting Illegal or Unethical Behavior	14
	B.	Accounting Complaints	14
	C.	Non-Retaliation	14

7.	No Oral Modification		15

BEVERLY HILLS BANCORP INC.

OFFICER AND DIRECTOR CODE OF CONDUCT AND ETHICS

Introduction

The corporate governance of Beverly Hills Bancorp Inc. and its subsidiaries (the “Company”) is subject to the authority and oversight of its Board of Directors (“Board”). The Board has adopted this Officer and Director Code of Conduct and Ethics (“Code”) pursuant to Section 406 of the Sarbanes-Oxley Act of 2002. Recognizing that proper ethical behavior is an essential ingredient to the Company’s ideals, its success for the future and under the law, this Code supplements the Company’s Certificate of Incorporation, Bylaws, and Board Committee charters, to ensure the highest standards of professionalism for our Company.

The Company will publish its Code on the Company’s website, and will make these documents available in writing, as requested.

1. Corporate Governance

A. Business Conduct

As representatives of the Company, Directors and Officers (alternatively “Persons”) are entrusted with considerable resources owned by the Company’s stockholders and the Company’s reputation. Each Director and Officer is expected to act at all times in good faith in the best interests of Company and to exercise his or her best judgment as authorized while performing his or her duties or otherwise representing the Company. Each Person is under an obligation of trust and confidence to promote and develop the business of the Company.

The Company values and expects honesty and integrity in its Directors and Officers. Each Person is expected to be accurate and truthful in all dealings with employees and with customers, borrowers, vendors and others with whom the Company engages in business transactions.

Each Person is expected to loyally nurture the interests of the Company and to administer with fidelity and professionalism the functions and assets of the Company that are entrusted to his or her care.

Each Person is expected to avoid diversion of business opportunities from the Company to his or her personal benefit.

Beverly Hills Bancorp Inc.	Officer and Director Code of Conduct and Ethics

B. Conflict of Interest

The Company expects its Directors and Officers to avoid all transactions and situations that may create an actual or apparent conflict of interest. If there is any transaction which such Person believes may involve a conflict of interest but may be beneficial to the Company, the Officer or Director may obtain an Authorized Waiver after full disclosure of the potential or actual conflict. An Authorized Waiver may be provided by the Chief Executive Officer, after full disclosure to the Board, in a transaction involving an Officer other than the Chief Executive Officer, and by the Chairman of the Board, after full disclosure to the Board, in a transaction involving the Chief Executive Officer or a Board member.

A Person may not do business, directly or indirectly, on behalf of Company or a subsidiary, with any customer or vendor in which the Person, a member of the employee’s family or someone living with the employee or a member Person’s family owns a significant financial interest or holds a position of influence (e.g., as an Officer, Director, shareholder or agent) without full disclosure to the Board and an Authorized Waiver.

A Person living with, dating, related to, or otherwise involved in a close personal relationship with an employee must disclose that relationship to the Human Resources Department if one employee has supervisory, hiring or disciplinary authority over the other employee or is in a position that creates an actual or apparent conflict of interest. Any close personal relationship with an employee or agent of a vendor, customer or competitor also must be disclosed to the Human Resources Department. All employees need to understand that it is very difficult to avoid creating an apparent conflict of interest when an employee becomes involved in such a relationship. Similarly, where a relationship already exists between employees, Company, by action or inaction, may prevent a situation where an apparent or actual conflict of interest may be created.

A Director or Officer may neither give nor accept gifts or personal favors of more than token or nominal value (not in excess of $100.00) from any actual or potential supplier, customer or customer representative without an Authorized Waiver. Likewise, Persons should not give or accept entertainment or meals with customers or suppliers beyond reasonable meals and entertainment given and received on a reciprocal basis with a legitimate business purpose.

A Director or Officer must not accept employment from, or perform services for, a customer, a vendor, a potential customer or any competitor of Company while he/she is with Company unless subject to an Authorized Waiver.

All Authorized Waivers on behalf of the Company for any purpose shall be embodied in a writing signed by the Chief Executive Officer, made after full disclosure to the Board of Directors.

Beverly Hills Bancorp Inc.	Officer and Director Code of Conduct and Ethics

C. Director Selection

In selecting new Directors of the Company, consideration is given to each individual Director’s personal qualities and abilities, the collective Board members’ skills and aptitudes for conducting oversight of the Company and its management, and the duties imposed by law and regulation. Important factors in selection as determined by the Board, include:

Directors must be qualified to perform all duties and responsibilities of a Director as described and in accordance with federal and California statutory authority, jurisprudence and governmental guidelines including but not limited to, the Federal Deposit Insurance Company (“FDIC”), Office of Thrift Supervision (“OTS”) California Department of Financial Institutions, or Securities Exchange Commission (“SEC”) rules, regulations and guidelines, which shall be evidenced by the Director’s experience, accomplishments, education, skills, and integrity;

Directors must possess the highest personal values and integrity;

Directors must be able to perform their duties in the best interests of the Company and its shareholders, without conflicts of interest.

D. Board Composition

The Company shall be in compliance with all legal and regulatory requirements concerning the composition of the Board and its Committees. Compliance shall include:

The majority of Directors will be “independent” in accordance with the standards for determining Independence of Directors as adopted by the Board and in compliance with applicable laws and regulations, including the listing standards of the Nasdaq National Market.

Directors will have experience in policy-making levels of business, government, or not-for-profit enterprises and must have an aptitude for evaluating business matters and making practical and mature judgments; and

Board members will possess a diverse range of skills, expertise, industry and regulatory knowledge, and perspectives. Said diversity shall be complimentary and shall tend to increase the effectiveness of the Board as a whole.

E. Director Duties and Responsibilities

As elected by the shareholders, the Board of Directors’ primary responsibility is to oversee management in the best interests of the Company and its shareholders. To effectuate this goal, Directors shall:

Provide guidance to management;

Beverly Hills Bancorp Inc.	Officer and Director Code of Conduct and Ethics

Meet regularly with management;

Exercise their business judgment in what they believe to be the best interests of the Company and its shareholders;

Perform their duties in good faith and with that degree of care which an ordinarily prudent person in a like position would use under similar circumstances;

Comply with the Code of Personal and Business Conduct of the Company and this Officer and Director Code of Conduct and Ethics;

Review and approve major transactions;

Review the Company’s business strategies and financial performance, to include review and approval of major transactions;

Select, evaluate, and determine the compensation of the Chief Executive Officer;

Periodically review and create management succession plans, including the criteria for CEO selection and emergency contingent planning;

Assess, review and supervise the Company’s risk management programs;

Ensure proper corporate governance in accordance with this Code, legal and industry standards;

Promote the integrity of the Company;

Oversee Corporate processes to ensure integrity in financial reporting;

Oversee Corporate processes to ensure compliance with all applicable laws and regulations;

Oversee Corporate processes to ensure protection of Company assets, to include property and reputation;

Appoint such Committees, in addition to the Audit Committee, which the Board may determine are necessary or convenient to conduct its responsibilities. Independent Directors are expected to serve on one or more committees of the Board and to prepare for and attend committee meetings;

Beverly Hills Bancorp Inc.	Officer and Director Code of Conduct and Ethics

Ensure that members of the Audit Committee meet the independence requirements of the Sarbanes-Oxley Act of 2002;

Ensure that the Chairman of each Board committee will give periodic reports of the committee’s activities to the Board of Directors and shall annually examine the committee’s performance and report to the Board;

Rely upon information, opinions, reports, statements, financial statements, or other financial data prepared or presented by professionals whom the Director in good faith believes to be reliable and competent in the matters presented, including but not limited to:

Counsel, public accountants, and other persons where the subject matter is within the person’s professional or expert competence;

Officers or employees of the Company;

Committees of the Board on which the Director does not serve; and

Ensure that a process is in place for a non-managing Director to consider concerns raised to them by shareholders and/or employees. Shareholders or employees who have a concern about the Company’s conduct or about the Company’s accounting, internal accounting controls, or auditing matters may communicate that concern by writing to the Chairman of the Audit Committee or Chief Executive Officer, at the address noted on the Company’s website.

F. Guidelines for Determining Director Independence

A majority of the Board of Directors will be independent, as that term is defined in any applicable laws and regulations. A Director will be considered independent after the Board has affirmatively determined that the Director has no material relationship with the Company that would impair his or her independent judgment.

The Board of Directors of the Company has adopted guidelines for determining the independence of Directors, consistent with Securities and Exchange Commission rules implementing the Sarbanes-Oxley Act of 2002 and with the Nasdaq National Market Listing Standards.

Beverly Hills Bancorp Inc.	Officer and Director Code of Conduct and Ethics

The Board has determined that a substantial majority of the Directors is independent and that all of the Directors serving on the Audit Committee are independent. At the time a Director is proposed for election or re-election, the Board will review factors affecting independence. In the process or such review, the Board will consider the nature, extent and materiality of the Director’s relationships with the Company, applying the following guidelines:

Factors which may indicate that a Director is “Interested” i.e., deemed not to be independent, include but are not limited to:

(i)	A Director or a Director’s immediate family member is currently employed as an executive officer, by an entity (other than a charity) that makes payments to, or receives payments from, the Company for goods or services in an amount that exceeds, in a single fiscal year, the greater of $1 million or two percent of that entity’s consolidated gross revenues;

(ii)	A Director is employed by the Company or a Director’s immediate family member is employed by the Company as an executive officer;

(iii)	A Director or their immediate family or any member thereof receives more than $100,000 per year in compensation from the Company, other than Director’s fees, pension or other forms of deferred compensation that is for prior service and not contingent upon continued service, compensation for former service as an interim Chairman or CEO, or compensation received by an immediate family member for service as an employee below the level of executive officer;

(iv)	A Director or a Director’s immediate family member, who serves in a professional capacity, is affiliated with or employed by or as one of the Company’s current or previous internal or external auditors;

(v)	A Director or a Director’s immediate family member is employed as an executive officer by another entity whose compensation committee includes any executive of the Company and a Director or a Director’s immediate family member is currently employed by an entity which is making payments to or receiving payments from the Company;

(vi)	A Director has material business arrangements with the Company which would jeopardize the Director’s independent judgment on behalf of the Company and its shareholders; or

(vii)	A Director is a target of any criminal governmental investigation concerning his or her activities at the Bank or performance of duties as a Director, unless the investigation results in or is terminated by a written exoneration by the governmental investigatory agency or by court Order. In the absence of explicit

Beverly Hills Bancorp Inc.	Officer and Director Code of Conduct and Ethics

exoneration, a director may file suit for a judicial determination or take whatever other action they deem proper to obtain such determination, which may be sought only in their personal capacity, for their own benefit, not the benefit of the corporation and without financial assistance from the Bank. However, a Director may seek shareholder approval of such action in the form of an Authorized Waiver to determine if it is beneficial to the corporation to assist said Director. If the shareholders determine it to be beneficial, the Board of Directors shall then vote to determine if and under what circumstances or to what extent the Company will financially assist the Director in obtaining a written exoneration.

In applying the factors (i) through (v) above (“Guidelines”), the Board will consider such other factors as it may deem necessary to arrive at sound determinations as to the independence of each Director, and such factors may override the conclusions of independence or non-independence that would be reached simply by applying the Guidelines. In such cases, the basis for independence determinations will be disclosed in the Company’s Annual Proxy Statement.

Additionally, the Board will review for materiality all business arrangements between the Company and its Directors and all business arrangements between the Company and an entity for which the Director serves as an officer or general partner or owns more than five percent. Arrangements are not material and not likely to jeopardize the Director’s judgment, and thereby his/her independence, if

(a)	The arrangements are usually and customarily offered to customers by the Company and are offered to a Director on substantially similar terms as those prevailing at the time for comparable transactions with other customers under similar circumstances;

(b)	In the case of extensions of credit, the credit extended is not more than five percent of the assets of the borrower or in the case of credit extensions to a family of entities, the aggregate credit extended is not more than five percent of the total assets of the combined entities and the credits are not in payment default; and

(c)	In the case of personal loans, all such loans to Directors are subject to and compliant with Regulation O of the Federal Reserve Bank.

G. Education

Newly-elected Directors will participate in an orientation program as determined by the Board. Management, other senior executives and/or legal counsel will present an orientation program, by retreat or otherwise, which will include a review of the Company’s financial condition, risk management, audit, and compliance programs, and the Company’s business plan and objectives.

Beverly Hills Bancorp Inc.	Officer and Director Code of Conduct and Ethics

All Directors will receive additional information about these subjects through their regular meetings, meeting materials, periodic presentations, and copies of corporate organizational documents, periodic filings, and significant presentations made to investors. All Directors are expected to remain current through continuing education activities.

2. Financial Reporting

When a company engages in public financing or has publicly traded stock, it assumes an obligation of public trust and a commensurate level of accountability to the public. One of the most fundamental obligations of a public company is the full and fair disclosure of corporate information including financial results. This is facilitated by the maintenance of a system of internal accounting controls that provides reasonable assurance that financial transactions are recorded timely, accurately and fairly, and in conformance with Generally Accepted Accounting Principles (“GAAP”), and that the public dissemination of the Company’s results are fairly presented.

As a public company, it is critical that the Company’s filings with the Securities and Exchange Commission be accurate and timely reported. Depending on their position with the Company, Persons may be called upon to provide information to assure that the Company’s public reports are complete, fair and understandable. The Company expects all Persons to take this responsibility seriously and to provide prompt and accurate answers to inquiries related to the Company’s public disclosure requirements.

Intentional or reckless conduct, whether by act or omission, that results in misrepresentation of financial information may be construed as fraudulent financial reporting. Fraudulent financial reporting can subject Company, as well as the responsible individuals, to severe civil and criminal penalties. Even the appearance of impropriety in financial reporting can damage Company’s reputation and/or ability to access capital markets.

Officers and Directors should not engage in any activities which undermine the integrity of financial information for any reason, including incentives for personal gain or perceived pressures to satisfy valid corporate objectives, such as expanding market share, meeting budget commitments, increasing earnings or satisfying investor expectations.

All Persons bear a responsibility for promoting integrity throughout the Company. The Chief Executive Officer, the Chief Financial Officer, the principal accounting officer and all those Persons acting in a similar capacity have a special role both to adhere to these principles and also to ensure that the Company’s corporate culture ensures the fair and timely reporting of the Company’s financial results and condition. Because of this special role, the Company’s Chief Executive Officer, Chief Financial Officer, principal accounting officer and all those persons

Beverly Hills Bancorp Inc.	Officer and Director Code of Conduct and Ethics

acting in a similar capacity of the Company are bound by the following Financial Officer Code of Ethics, and by signing the Certificate of Compliance attached to this Code as Exhibit A, each agrees that he or she will:

Act with honesty and integrity, and avoid actual or apparent conflicts of interest in personal and professional relationships;

Provide information that is accurate, complete, objective, relevant, timely and understandable to ensure full, fair, accurate, timely, and understandable disclosure in reports and documents that the Company files with, or submits to, government agencies and in other public communications;

Comply with rules and regulations of federal, state and local governments, and other appropriate regulatory agencies;

Act in good faith, responsibly, and with due care, competence and diligence, without misrepresenting material facts or allowing one’s independent judgment to be impaired; and

Promptly report to the Company’s Chief Executive Officer, Chief Financial Officer, or a member of the Company’s Audit Committee of the Company’s Board of Directors any conduct that the individual believes to be a violation of law or business ethics or of any provision of the Code of Conduct, including any transaction or relationship that reasonably could be expected to give rise to a conflict of interest.

Violations of this Code, allegations or suspicions of fraudulent financial reporting, or any questions regarding the adequacy of internal accounting controls, or the fair presentation of the Company to the public, including failures to report potential violations by others, is a serious matter that may result in disciplinary action, including termination of employment. If any Person believes that a violation of the Code has occurred, he or she should promptly contact the Company’s legal counsel or Chief Executive Officer, Chief Financial Officer or any member of the Audit Committee or the Board of Directors.

3. Compliance with Laws

It is the policy of the Company to comply in all respects with all applicable federal, state and local law, including but not limited to the following:

A. Discrimination and Harassment “No tolerance” Policy

One of the Company’s core business objectives is to maintain a workplace in which each employee can achieve his or her full potential without being impeded by discrimination or

Beverly Hills Bancorp Inc.	Officer and Director Code of Conduct and Ethics

harassment based on race, gender, national origin, age, religion, sexual orientation, disability or any other status or characteristic that is protected by law. Company’s policies are intended to impress upon everyone the seriousness of this commitment and to strongly encourage employees to report any conduct that they perceive to be discriminatory or harassing in nature.

Like other forms of discrimination, sexual harassment is a violation of state and federal law and is strictly prohibited. While sexual harassment sometimes is difficult to define, sexual harassment may include:

(a)	Unwanted sexual advances;

(b)	Offering employment benefits in exchange for sexual favors;

(c)	Making or threatening reprisals after a negative response to sexual advances;

(d)	Visual conduct: leering, making sexual gestures, displaying of sexually suggestive objects or pictures, cartoons or posters;

(e)	Verbal conduct: making or using derogatory comments, epithets, slurs, and jokes;

(f)	Verbal sexual advances or propositions;

(g)	Verbal abuse of a sexual nature, graphic verbal commentaries about an individual’s body, sexually degrading words used to describe an individual, suggestive or obscene letters, notes, or invitations; and,

(h)	Physical conduct: touching, assault, impeding or blocking movement. It may include use of sexually-oriented comments, posters, e-mails, and jokes when they contribute to a hostile or offensive working environment.

Directors, Officers and employees of the Company may not engage in any sexually harassing conduct or to condition any term or condition of employment on submission to any sexual conduct. Likewise, harassment of any Company employee by a vendor, client or customer of the Company is also unacceptable and will not be tolerated.

If discrimination or harassment has either occurred or if there is a good faith reasonable belief that it has occurred, any employee, Director or Officer who is aware of the sexual or any other form of harassment or discrimination, MUST immediately notify the Human Resources Department or the Chief Executive Officer.

Upon notification, the Company shall promptly investigate all claims. Upon investigation, the Human Resources Department shall promptly provide a confidential written report to the Company’s employment law counsel. If a claim appears unfounded, employment law counsel shall periodically review such claims with the Board of Directors. However, if employment counsel expresses concern that harassment or discrimination has or may have occurred, they shall present their recommendations and plan to take appropriate corrective measures to the Board of Directors.

Beverly Hills Bancorp Inc.	Officer and Director Code of Conduct and Ethics

The Company’s policy and the law require the Company to take corrective action to eradicate harassment and discrimination in all forms. A corporate culture should be fostered such that all employees feel free to come forward with any complaints or concerns regarding inappropriate conduct. Retaliation against any employee for making a complaint or for providing information concerning a complaint is absolutely forbidden by Company policy by law.

B. Antitrust Laws

Antitrust laws are intended to strengthen and promote fair competition and to foster the existence of multiple competitive sources of supply and purchase of products and services.

In the broadest sense, an agreement, understanding, merger, combination, course of conduct or discussion between a company and a competitor (actual or potential) or a supplier or customer may be an antitrust violation if it is likely to bring about a meaningful reduction of competition between a company and its competitors or the customer and its competitors or a supplier and its competitors. Within these broad categories, certain specific activities have been often identified as violations of United States antitrust law. Directors and Officers should avoid agreeing with a competitor (i) to divide or allocate customers, markets or territories for competing products or services; (ii) to fix prices or terms or conditions of sale for competing products or services; or (iii) to boycott the goods and services of some third person. These prohibitions extend not only to express agreements but also to informal understandings.

The legality of many other activities will depend upon their facts and structure. Early consultation with the Company’s legal counsel will result in the development of programs which both allow the fulfillment of business goals and fully comply with antitrust laws.

C. Political Contributions

Each Officer and Director of the Company is encouraged to participate individually in the political process. It is Company’s policy to communicate information and views on public issues that may impact the Company. However, each Director and Officer must review and comply with any limitations caused by:

Federal and state law which may limit the nature and extent of the Company’s political participation; and

both federal law and Company policy, which restrict the contribution or expenditure of the Company and Company funds or other assets to or for any political party, candidate or political committee.

In any event, in jurisdictions where corporate political contributions or expenditures are legally permitted, such expenditures shall only be made with the express prior written consent of the Chief Executive Officer or Chief Financial Officer of the Company.

Beverly Hills Bancorp Inc.	Officer and Director Code of Conduct and Ethics

4. Confidentiality of Company Information

All information concerning the Company, such as its data and management systems, acquisition or investment plans, processes, business trade secrets and other proprietary information, or other confidential matters relating to products, borrowers, customers, suppliers, earnings, projections, sales, plans, decisions, problems, capabilities, intentions, developments or other business affairs should be held in confidence and may not be used for personal advantage. However, to the extent that information has been approved for public dissemination by an Officer of the Company or as otherwise provided pursuant to written procedures issued from time to time by the Officers and has been actually disseminated to the public by the Company, such information will not be deemed to be included within the purview of this section.

5. Claims Against Directors and Officers or Against the Company

It is the policy of the Company to comply and enforce all notice/claim (“Claim”) reporting provisions in Company’s various Directors and Officers Insurance policies. A Claim means:

(a)	A written demand for monetary or non-monetary relief; or

(b)	A civil, criminal, administrative or arbitration proceeding for monetary or non-monetary relief.

The term Claim includes a Securities Claim. A Securities Claim means:

(a)	A Claim (including a civil lawsuit or criminal proceeding brought by the Securities and Exchange Commission) alleging a violation of any law, regulation or rule, which is:

(1)	arising out of or based upon the purchase or sale, or offer or solicitation of an offer to purchase or sell, of any securities of Company, or

(2)	brought by a securities holder of Company, whether directly, by class action, or derivatively on behalf of Company, or otherwise, alleging any wrongful act of Company or a Director or Officer of Company.

Any Person who becomes aware of a Claim or any circumstances that reasonably might give rise to a Claim, shall report the Claim as soon as possible to the Chief Executive Officer and the Chief Financial Officer.

The Chief Financial Officer shall be responsible for investigating the Claim and reporting the full particulars of the Claim, if necessary, as soon as reasonably possible, but at a minimum within 30 days of the Claim, to the appropriate Insurers, in writing.

Beverly Hills Bancorp Inc.	Officer and Director Code of Conduct and Ethics

6. Whistleblower Provisions

The Sarbanes-Oxley Act of 2002 prohibits public companies and their Officers, employees, contractors, subcontractors and agents from taking retaliatory employment actions against an employee who (a) provides information or assists in an investigation regarding conduct that the employee reasonably believes constitutes a violation of regulations pertaining to mail, wire, bank or securities fraud, federal securities laws or any other federal laws relating to fraud against shareholders, if the information or assistance is provided to, or the investigation is conducted by, federal agencies, any member or committee of Congress, or a supervisor of the employee, or (b) participates or assists in a proceeding relating to an alleged violation of such laws or regulations.

A. Reporting Illegal or Unethical Behavior

Company’s Officers and Directors should promptly report any activity that they reasonably believe constitutes unlawful conduct, including any potential violation of fraud regulations, federal securities laws or any other federal laws relating to fraud against shareholders. The Officer or Director should discuss these concerns with corporate legal counsel or the Chief Financial Officer. The identity of any employee making such report will be maintained confidential. If concerns or complaints require confidentiality, then this confidentiality will be protected to the extent feasible, subject to applicable law.

B. Accounting Complaints

The Company’s policy is to comply with all applicable financial reporting and accounting regulations. If any Director, Officer or Employee has unresolved concerns or complaints regarding questionable accounting or auditing matters, then you are encouraged to submit those concerns or complaints (anonymously, confidentially or otherwise) to the Audit Committee. Subject to its legal duties, the Audit Committee and the Board will treat such submissions confidentially.

C. Non-Retaliation

The Company prohibits retaliation of any kind against individuals who have made good faith reports or complaints of violations of this Code or other known or suspected illegal or unethical conduct. Employees will not be subject to retaliatory employment actions if they report such unlawful conduct. Officers will be subject to disciplinary action, including termination, if they commit any act in violation of the law or otherwise retaliate against an employee who seeks to report either unlawful or potentially unlawful conduct.

Beverly Hills Bancorp Inc.	Officer and Director Code of Conduct and Ethics

7. No Oral Modification

This Code cannot be orally modified by any Director or Officer. This Code only may be modified by an express writing signed by both the Company’s Chief Executive Officer and the Person requesting the modification as applied to that person, only after “Consent.”

Such Consent may be entered into by the Chief Executive Officer only after full disclosure to the Board of the facts and circumstances surrounding the request. If the request is approved by the Board of Directors’, such review and approval shall be recorded in the Board minutes.

January 27, 2005

Beverly Hills Bancorp Inc.	Officer and Director Code of Conduct and Ethics

ACKNOWLEDGMENT

The undersigned hereby acknowledges having received, read and understood the Officer and Director Code of Conduct and Ethics (“Code”) dated                      .

Dated: 200	Signature:
Print Name:

Beverly Hills Bancorp Inc.	Officer and Director Code of Conduct and Ethics

CERTIFICATE OF COMPLIANCE

The undersigned has read the Attached Officer and Director Code of Conduct and Ethics dated                      200  , and agrees to abide by it in every respect.

Dated: 200	Signature:
Print Name:

EXHIBIT “A”

Beverly Hills Bancorp Inc.	Officer and Director Code of Conduct and Ethics